Exhibit 4.3

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE is entered into as of May 21, 2015 (the “Supplemental Indenture”) by and among SM Energy Company, a Delaware corporation (the “Issuer”), and U.S. Bank National Association, as trustee under the Indenture referenced below (the “Trustee”).

Recitals

A.                                    The parties hereto are parties to an Indenture dated as of February 7, 2011 (the “Indenture”);

B.                                    The Issuer has issued its 6.625% Senior Notes due 2019 (the “Notes”) pursuant to the Indenture, of which $350 million aggregate principal amount of Notes are presently outstanding;

C.                                    The Issuer has conducted (i) a tender offer to purchase any and all of the Notes (the “Offer”) pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 7, 2015 and the related Consent and Letter of Transmittal and, (ii) pursuant to the same documents, a consent solicitation of the holders of the Notes pursuant to which the Issuer has received the consent of the holders of an aggregate amount in outstanding principal of the Notes that is necessary under Section 9.02 of the Indenture to amend the Indenture as provided in this Supplemental Indenture;

D.                                    Pursuant to Section 9.06 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;

E.                                     The Issuer has been authorized by Board Resolutions to enter into this Supplemental Indenture;

F.                                      The Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel pursuant to Section 9.06 of the Indenture to the effect that the execution of this Supplemental Indenture by the Issuer is authorized or permitted by the Indenture; and

G.                                    All other acts and proceedings required by law, by the Indenture and by the charter documents of the Issuer have been done and performed to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms.

Agreement

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and the Trustee hereby agree as follows:

ARTICLE ONE

Section 1.01                            Definitions.

Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE TWO

Section 2.01                            Amendment of Certain Provisions in Article Four.

(a)                                 Deletion of Sections. Each of the following Sections of the Indenture is amended by deleting the text thereof in its entirety and replacing it with the text “[Reserved]”:

Section 4.03

Section 4.05

Section 4.07

Section 4.08

Section 4.09

Section 4.10

Section 4.11

Section 4.12

Section 4.14

Section 4.15

Section 4.16

Section 2.02                            Amendment of Certain Provisions in Article Five.

(a)                                 Mergers, Consolidations, Etc.  Clause (3) of Section 5.01(a) of the Indenture is amended by deleting the text thereof in its entirety and replacing it with the text “[Reserved].”

(b)                                 Mergers, Consolidations, Etc.  Section 5.01(c) of the Indenture is amended by deleting from the beginning of that section the words “Notwithstanding the preceding clause (3) of Section 5.01(a).”

Section 2.03                            Amendment of Certain Provisions in Article Six/Events of Default.  Each of the following Sections of the Indenture is amended by deleting the text thereof in its entirety and replacing it with the text “[Reserved]”:

Section 6.01(3)

Section 6.01(4)

Section 6.01(6)

Section 6.01(9)

Section 2.04                            Conforming Amendments.

(a)                                 Amendment of Table of Contents.  The Table of Contents of the Indenture is amended to reflect the amendments to the Indenture made by this Supplemental Indenture.

(b)                                 Defined Terms to be Deleted.  Section 1.01 of the Indenture is amended by deleting in their entirety all definitions of terms and all references to definitions of terms that are used solely in the text of the Indenture that is being deleted from the Indenture pursuant to this Supplemental Indenture.

(c)                                  Definition of Additional Notes.  The definition of “Additional Notes” in the Indenture is amended by deleting the text “Sections 2.01(g), 2.02, 2.16 and 4.07” in that definition in its entirety and replacing it with “Sections 2.01(g), 2.02 and 2.16.”

(d)                                 Definition of Unrestricted Subsidiary.  The definition of “Unrestricted Subsidiary” in the Indenture is amended by deleting from the final line of that definition the text “and the Company could Incur at least $1.00 of additional Indebtedness under Section 4.07(a) on a pro forma basis taking into account such designation.”

(e)                                  Definition of Supplemental Indenture.  Section 1.01 of the Indenture is amended by adding to that Section the following term and definition of “Supplemental Indenture”:

“Supplemental Indenture” means the Supplemental Indenture dated as of May 21, 2015, among the Issuer and the Trustee.

(f)                                   Amendment of Section 1.03.  Section 1.03 of the Indenture is amended by deleting from that Section the following lines of text:

Affiliate Transaction	Section 4.12
Asset Disposition Offer	Section 4.11
Asset Disposition Offer Amount	Section 4.11
Asset Disposition Offer Period	Section 4.11
Asset Disposition Purchase Date	Section 4.11
Change of Control Offer	Section 4.15
Change of Control Payment Date	Section 4.15
Change of Control Payment Notice	Section 4.15
Change of Control Payment	Section 4.15
Excess Proceeds	Section 4.11
Pari Passu Notes	Section 4.11
Restricted Payments	Section 4.08
Restricted Payment Basket	Section 4.08

(g)                                  Amendment of Section 2.02(b). Section 2.02(b) of the Indenture is amended by deleting from that Section the text “, subject to compliance with Section 4.07.”

(h)                                 Amendment of Section 2.07(i)(2).  Section 2.07(i)(2) of the Indenture is amended by deleting the text “Sections 2.11, 3.06, 4.11, 4.15 and 9.05” and replacing it with the text “Sections 2.11, 3.06 and 9.05.”

(i)                                     Amendment of Section 2.16(a).  Section 2.16(a) of the Indenture is amended by deleting from that Section the text “, subject to its compliance with Section 4.07.”

(j)                                    Amendment of Section 3.07(d).  Clause (d) of Section 3.07 is amended by deleting the text thereof in its entirety and replacing it with the text “[Reserved].”

(k)                                 Amendment of Section 6.01(4).  Section 6.01(4) of the Indenture is amended by deleting the text “Sections 4.07 through Section 4.15” and replacing it with the text “Section 4.13.”

(l)                                     Amendment of Section 8.03.  Section 8.03 of the Indenture is amended as follows:

i.                                          by deleting the text “Sections 4.07 through 4.15” and replacing it with the text “Section 4.13”;

ii.                                       by deleting the text “Sections 6.01(6), (7), (8)” and replacing it with the text “Sections 6.01(7), (8)”; and

iii.                                    by deleting the text “Sections 6.01(4), (5), (6), (7), (8)” and replacing it with the text “Sections 6.01(5), (7), (8).”

(m)                             Amendment of Section 9.02(a)(4).  Section 9.02(a)(4) of the Indenture is amended by deleting from that Section the text ; “; it being expressly understood that this does not apply to modifications of Sections 4.11 and 4.15 or provisions relating thereto.”

ARTICLE THREE

Section 3.01                            Amendment of Notes.

(a)                                 Amendment of Section 7 of the Notes.  Pursuant to Section 11 of each Note, Section 7 of each Note is amended by deleting the text thereof and replacing it in its entirety with the text “[Reserved].”

ARTICLE FOUR

Section 4.01                            Effectiveness of Amendments

This Supplemental Indenture will become effective immediately upon its execution and delivery by each party hereto.

Section 4.02                            Continuing Effect of Indenture.

Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes shall remain in full force and effect.  Each reference in the Indenture to “this Indenture”, “hereof”, “herein”, “hereto” or words of like import referring to the Indenture shall mean and be deemed a reference to the Indenture as modified hereby. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control and govern.

Section 4.03                            Construction of Supplemental Indenture; GOVERNING LAW.

This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.  The Section headings herein are for convenience only and shall not affect the construction hereof.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.04                            Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939 as in force at the date as of which this Supplemental Indenture is executed, the provision required by said Act shall control.

Section 4.05                            Trustee and Note Collateral Agent Disclaimer.

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

Section 4.06                            No Recourse Against Others.

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company, Guarantors or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company, Guarantors or the Restricted Subsidiaries under the Notes, the Indenture or the Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 4.07                            Counterparts and Severability.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Any executed counterpart delivered by facsimile, .pdf or other electronic transmission shall be effective as an original of such executed counterpart. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby.

[signature pages follow]

The parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

SM ENERGY COMPANY, as Issuer

By:	/s/ David W. Copeland
Name:	David W. Copeland
Title:	Executive Vice President, General Counsel
and Corporate Secretary

[additional signature page follows]

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Leland Hansen
Name:	Leland Hansen
Title:	Vice President

[Signature Page to Supplemental Indenture]